Exhibit 10.09

SECOND AMENDED AND RESTATED 2005 OMNIBUS
LONG-TERM INCENTIVE PLAN
PERFORMANCE BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this ____ day of ____________________, 2017, (the “Agreement”) between UNDER ARMOUR, INC. (the “Company”) and _____________________________ (the “Grantee”).

WHEREAS, the Company has adopted the Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended (the “Plan”), which has been delivered or made available to Grantee, to promote the interests of the Company and its stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the Grant to Grantees in the Plan of restricted share units for shares of the Company’s Class C Shares (“Class C Stock”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.Investment. The Grantee represents that the Restricted Stock Units (as defined herein) are being acquired for investment and not with a view toward the distribution thereof.

2.Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Award of Restricted Stock Units for ________ shares of the Company’s Class C Stock (collectively, the “Restricted Stock Units”). The actual number of shares earned will be 0% to 200% of this target number of Restricted Stock Units depending on the achievement of applicable performance metrics as provided herein. The Purchase Price for the Restricted Stock Units shall be paid by the Grantee’s services to the Company.

3.Grant Date. The Grant Date of the Restricted Stock Units hereby granted is ____________, 2017.

4.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board, or a Committee thereof, shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

5.Calculation of Earned Restricted Stock Units. Grantee is eligible to earn between 0% and 200% of the Restricted Stock Units, with 100% representing the “Target” amount of Restricted Stock Units, and 200% representing the “Stretch” amount of Restricted Stock Units. The number of Restricted Stock Units ultimately earned will depend on the extent to which the applicable performance metrics, Operating Income and Net Revenue, are satisfied during the Performance Period. The Restricted Stock Units will be earned based upon the Company’s level of Operating Income and Net Revenue achieved during the Performance Period as determined in accordance with Exhibit 1 (the “Earned RSUs”). The Earned RSUs will vest only to the extent the Grantee also satisfies the employment service requirements set forth in Section 6 below. Any Restricted Stock Units granted to the Grantee that are determined not to be Earned RSUs will be forfeited as of the date of the Compensation Committee Certification. Exhibit 1 is attached to this Agreement and incorporated herein and made a part hereof as if stated herein.

6.Vesting and Settlement of Awards.

(a)Vesting. Except as provided in Section 6(b) below, the Grantee will vest with respect to 50% of the Earned RSUs on February 15, 2019 (or if later, the date of the Compensation Committee Certification) and 50% of the Earned RSUs on February 15, 2020, provided (i) the Grantee remains employed by the Company on each such vesting date, and (ii) the Grantee has duly executed this Agreement prior to the first such vesting date. Any portion of the Restricted Stock Units granted to a Grantee that are determined not to be Earned RSUs shall be forfeited as of the date of the Compensation Committee Certification. Except as provided in Section 6(b), all unvested Earned RSUs will be automatically forfeited if the Grantee terminates employment for any reason prior to the vesting dates set forth in this Section 6(a).

(b)Special Vesting Upon Death, Disability and Retirement: Notwithstanding Section 6(a), in the event that the Grantee’s employment with Company is terminated upon the occurrence of an event specified in sub-clauses (i) through (iv) below, the Restricted Stock Units or Earned RSUs, as applicable, shall vest on the dates specified below:

(i)	In the event the Grantee’s death or Disability occurs prior to the Compensation Committee Certification, 100% of the Restricted Stock Units will vest on such date of termination;

(ii)	In the event the Grantee’s death or Disability occurs following the Compensation Committee Certification, 100% of the Earned RSUs shall immediately vest on such date of termination;

(iii)
In the event the Grantee’s Retirement occurs prior to the Compensation Committee Certification, all of the Restricted Stock Units shall expire and immediately be forfeited as of such date of termination; and

(iv)	In the event the Grantee’s Retirement occurs following the Compensation Committee Certification, 100% of the Earned RSUs shall immediately vest on such date of termination.

(c)Settlement of Awards: On the first business day after each vesting date described in Sections 6(a) or 6(b), as applicable, the Company shall deliver to Grantee the shares of the Company’s Class C Stock to which his or her vested Restricted Stock Units or Earned RSUs, as applicable, relate; provided, however, that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (i) the date that is six months and one day after the date of such separation from employment or (ii) the date of Grantee’s death.

(d)As used in this Section 6, the following terms have the following meanings:

(i) “Cause” shall mean the occurrence of any of the following: (a) the Grantee’s material misconduct or neglect in the performance of his or her duties; (b) the Grantee’s commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Company’s ability to conduct its business in the normal course; (c) the Grantee’s material breach of the Company’s written Code of Conduct, as in effect from time to time; (d) the

Grantee’s commission of any act that results in severe harm to the Company excluding any act taken by the Grantee in good faith that he or she reasonably believed was in the best interests of the Company; or (e) the Grantee’s material breach of the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between Grantee and the Company (the “Confidentiality, Non-Compete and Non-Solicitation Agreement”) attached hereto as Attachment A. However, none of the foregoing events or conditions will constitute Cause unless the Company provides Grantee with written notice of the event or condition and thirty (30) days to cure such event or condition (if curable) and the event or condition is not cured within such 30-day period.

(ii) “Compensation Committee Certification” shall mean the certification in writing by the Compensation Committee of the Board with respect the Company’s Operating Income and Net Revenue performance for the Performance Period, which certification determines the number of Earned RSUs that are eligible to vest pursuant to Section 6. Upon such certification, any Restricted Stock Units that are determined not to be Earned RSUs shall be immediately forfeited.

(iii) “Net Revenue” shall mean net revenues as such term is calculated and reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles. The Compensation Committee’s evaluation of Net Revenue shall exclude the impact of any generally accepted accounting principle changes implemented after the date hereof.

(iv) “Operating Income” shall mean the Company’s income from operations as reported in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles.  The Compensation Committee’s evaluation of Operating Income shall exclude the impact of any generally accepted accounting principle changes implemented after the date hereof.  In addition, in accordance with Section 17.3.4 of the Plan, the following impacts of acquisitions shall be excluded from the Compensation Committee’s evaluation of the Operating Income: (A) goodwill impairment charges related to any acquired entity or business, (B) non-capitalized deal costs related to any acquisition completed during the Performance Period, and (C) the amortization of intangible assets acquired in any acquisition completed during the Performance Period. Further, in accordance with Section 17.3.4 of the Plan, the following items shall be excluded in the Compensation Committee’s evaluation of the Operating Income: (A) any costs, expenses or losses incurred by the Company during the Performance Period as a result of any particular litigation, claim, judgment or settlement (a “Litigation Matter”) to the extent such costs, expenses or losses related to the particular Litigation Matter exceed $1.0 million, (B) any foreign exchange losses incurred by the Company during the Performance Period arising from the impact of foreign currency translation (such losses, “Translation Costs”) but only to the extent that the Translation Costs result from foreign currency translation rates differing from those utilized by the Company at the time the Operating Income thresholds are established for purposes of this Agreement, and are greater than the Translation Costs that would have resulted under such currency translation rates, (C) any impairment charges related to the write-down of the Company’s accounts receivable asset due to the bankruptcy of a customer of the Company to the extent such impairment charges exceed $1.0 million, and (D) any restructuring program charges incurred by the Company during the Performance Period, and any asset write-downs implemented in connection therewith.

(v) “Performance Period” shall mean the Company’s fiscal years 2017 and 2018.

(iv) “Retirement” shall mean the Grantee’s voluntary termination from employment after attainment of age 60 with at least 10 years of continuous service (or after other significant service to the Company, as determined to be satisfied by the Chief Executive Officer and

Chief Financial Officer of the Company in writing); provided, however, that the termination was not occasioned by a discharge for Cause.

7.Change in Control.

(a)In the event of a Change in Control in which the Restricted Stock Units will not be continued, assumed or substituted with Substitute Awards (as defined below), (i) if the Change in Control occurs after the Compensation Committee Certification, 100% of the Earned RSUs shall vest on the day immediately prior to the date of the Change in Control, and (ii) if the Change in Control occurs prior to the Compensation Committee Certification, 100% of the Restricted Stock Units will vest on the day immediately prior to the date of the Change in Control.

(b)In the event of a Change in Control in which the Restricted Stock Units will be continued, assumed or substituted with Substitute Awards, (i) if the Change in Control occurs prior to Compensation Committee Certification, the number of such Substitute Awards shall be equivalent to 100% of the Restricted Stock Units, and shall vest in the percentages and on the dates set forth in Section 6(a) or 6(b) of this Agreement, and (ii) if the Change in Control occurs after the Compensation Committee Certification, the number of such Substitute Awards shall be equivalent to 100% of the Earned RSUs determined under Section 5, and shall vest in the percentages and on the dates set forth in Section 6(a) or 6(b) of this Agreement.

(c)If the Restricted Stock Units are substituted with Substitute Awards as set forth in Section 7(b) above, and within 12 months following the Change in Control the Grantee is terminated by the Successor (or an affiliate thereof) without Cause (as defined above) or resigns for Good Reason, the Substitute Awards shall immediately vest upon such termination or resignation.

(d)On the first business day after each vesting date described in Sections 7(a), (b), or (c), as applicable, the Company shall deliver to Grantee the shares of the Company’s Class C Stock to which his or her vested Restricted Stock Units, Earned RSUs or Substitute Awards, as applicable, relate; provided, however, that if the Company determines that the Grantee is a “specified employee” within the meaning of Section 409A, then to the extent any payment under this Agreement on account of the Grantee’s separation from service would be considered nonqualified deferred compensation under Section 409A, such payment shall be delayed until the earlier of (i) the date that is six months and one day after the date of such separation from employment, or (ii) the date of Grantee’s death.

(e)The following definitions shall apply to this Section 7:

(i)
“Good Reason” shall mean the occurrence of any of the following events: (a) a diminishment in the scope of the Grantee’s duties or responsibilities with the Company; (b) a reduction in the Grantee’s current base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites; or (c) a requirement that the Grantee relocate more than fifty (50) miles from his or her primary place of business as of the date of a Change in Control, or a significant increase in required travel as part of the Grantee’s duties and responsibilities with the Company. However, none of the foregoing events or conditions will constitute Good Reason unless (i) Grantee provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (ii) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (iii) Grantee resigns his or her employment within thirty (30) days following the expiration of such cure period.

(ii)
An award will qualify as a “Substitute Award” if it is assumed, substituted or replaced by the Successor with awards that, solely in the discretion of the Compensation Committee of the Board, preserves the existing value of the outstanding Restricted Stock Units at the time of the Change in Control and provides vesting and payout terms that are at least as favorable to Grantee as the vesting and payout terms applicable to the Restricted Stock Units.

(iii)	“Successor” shall mean the continuing or successor organization, as the case may be, following the Change in Control.

8.Forfeiture. Subject to the provisions of the Plan and Sections 5 and 6 of this Agreement, with respect to the Restricted Stock Units which have not become vested on the date the Grantee’s employment is terminated, the Award of Restricted Stock Units shall expire and such unvested Restricted Stock Units shall immediately be forfeited on such date.

9. Employee Confidentiality, Non-Competition and Non-Solicitation Agreement. As a condition to the grant of the Restricted Stock Units, Grantee shall have executed and become a party to the Confidentiality, Non-Compete and Non-Solicitation Agreement.

10.No Shareholder Rights. Grantee does not have any rights of a shareholder with respect to the Restricted Stock Units. No dividend equivalents will be earned or paid with regard to the Restricted Stock Units.

11.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to its subject matter.

13.Withholding Taxes. Grantee agrees, as a condition of this grant, that Grantee will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or delivery of shares acquired under this grant. In the event that the Company determines that any federal, state, local, municipal or foreign tax or withholding payment is required relating to the vesting in Restricted Stock Units or delivery of shares arising from this grant, the Company shall have the right to require such payments from Grantee in the form and manner as provided in the Plan. The Grantee authorizes the Company at its discretion to satisfy its withholding obligations, if any, by one or a combination of the following:

(a)withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; or

(b)withholding from proceeds of the sale of shares of Class C Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); or

(c)withholding in shares of Class C Stock to be issued upon settlement of the Restricted Stock Units; or

(d)by any other method deemed by the Company to comply with applicable laws.

14.Data Privacy. In order to administer the Plan, the Company may process personal data about Grantee. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this grant, Grantee gives explicit consent to the Company to process any such personal data. Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which Grantee works or is employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

15.Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to receive, the Company would be pleased to provide copies. Grantee should contact _____________________________ to request paper copies of these documents.

16.Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement may be signed by the Company through application of an authorized officer’s signature, and may be signed by Grantee through an electronic signature.

17.Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to the provisions governing conflict of laws. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, and agree that such litigation will be conducted in the jurisdiction and venue of the United States District Court for the District of Maryland or, in the event such jurisdiction is not available, any of the appropriate courts of the State of Maryland, and no other courts.

18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a

Committee thereof, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final and conclusive.

The Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

UNDER ARMOUR, INC.
By:

GRANTEE

___________________________________

EXHIBIT 1
PERFORMANCE METRICS SCHEDULE

			2-Year Operating Income Goal
			BELOW TARGET			TARGET	STRETCH OPPORTUNITY
			Less than $__	$__ to less than $__	$__ to less than $__	$__ to less than $__	$__ to less than $__	$__ or greater
2-Year Net Revenue Goal	BELOW TARGET	Less than $__	0%	25%	37.5%	50%	75%	100%
		$__ to less than $__	25%	50%	62.5%	75%	100%	125%
		$__ to less than $__	37.5%	62.5%	75%	87.5%	112.5%	137.5%
	TARGET	$__ to less than $__	50%	75%	87.5%	100%	125%	150%
	STRETCH OPPORTUNITY	$__ billion to less than $__ billion	75%	100%	112.5%	125%	150%	175%
		$__ billion or greater	100%	125%	137.5%	150%	175%	200%

Example 1: Grantee is awarded 10,000 Restricted Stock Units. For the Performance Period, the Company achieves Net Revenues of $___ and Operating Income of $____. Based on the above chart, Grantee will earn 8,750 Earned RSUs (10,000 x 87.5%).*
Example 2: Grantee is awarded 10,000 Restricted Stock Units. For the Performance Period, the Company achieves Net Revenues of $___ and Operating Income of $____. Based on the above chart, Grantee will earn 11,250 Earned RSUs (10,000 x 112.5%).*

*Examples are provides solely for illustrative purposes. Actual performance is uncertain.

Attachment A

[Attachment A, the Form of Employee Confidentiality, Non-Competition and Non-Solicitation Agreement by and between certain executives and the Company, has been separately filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as Exhibit 10.11]